Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Lumentum Holdings Inc.
(Exact name of registrant as specified in its charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to option awards under the Amended and Restated Share Option Scheme of Cloud Light Optoelectronics Limited (the “Cloud Light Plan”)	Rule 457(h)	894,807(2)	$7.6966(3)	$6,886,971.56(3)	0.00014760	$1,016.52
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Cloud Light Plan	Rule 457(c) and Rule 457(h)	668,916(4)	$42.09(5)	$28,154,674.44(5)	0.00014760	$4,155.63
Total Offering Amounts					$35,041,646		$5,172.15
Total Fee Offsets(6)							--
Net Fee Due							$5,172.15

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the Cloud Light Plan by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Pursuant to the Agreement and Plan of Merger, dated as of October 29, 2023, by and among the Registrant, Crius Merger Sub Inc., Cloud Light Optoelectronics Limited (“Cloud Light”), and Fortis Advisors LLC as Securityholder Representative (the “Merger Agreement”), upon the closing of the transactions contemplated by the Merger Agreement on November 7, 2023, the Registrant assumed certain outstanding options to purchase shares of common stock of Cloud Light under the Cloud Light Plan and such options became exercisable to purchase shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option as provided in the Merger Agreement.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of options outstanding under the Cloud Light Plan and assumed by the Registrant.
(4)
Pursuant to the Merger Agreement, the Registrant assumed the Cloud Light Plan and the amount reflects the number of shares of common stock reserved for issuance pursuant to future awards under the Cloud Light Plan.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The proposed maximum offering price of $42.09 per share is based on the average of the reported high and low sales prices for Registrant’s common stock as reported on the Nasdaq Global Select Market on November 28, 2023.
(6)	The Registrant does not have any fee offsets.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)

Fee Offset Claims

Fee Offset Sources